UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2006

CLEAR CHOICE FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52071	33-1080880

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 820-9766

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 27, 2006, Clear Choice Financial Inc. (the “Company”) removed Darren Dierich from the position of Chief Financial Officer. Concurrently, the Company’s Board of Directors appointed Michael Schifsky to serve as its new Chief Financial Officer and the Company entered into a corresponding employment agreement with Mr. Schifsky. The terms of Mr. Schifsky’s employment agreement provide for an annual base salary of $150,000; a grant of 200,000 shares of Company stock pursuant to the terms of the Company’s standard option agreement, subject to the terms of the Company’s 2005 Long-Term Incentive Plan, 50,000 of which will vest on the first anniversary of his employment and the balance of which will vest ratably every month thereafter for 36 months; and standard health benefits and expense reimbursement. The employment agreement also provides that a bonus may be granted to Mr. Schifsky based on his individual performance.

Mr. Schifsky has 23 years of progressive financial and operational management experience with a focus on dynamic and rapid growth organizations. He has extensive M&A experience, has successfully raised both debt and equity capital and has significant operational management experience in connection with his service as president of an operating subsidiary of $2.5 billion NYSE traded company. From 2004 until joining the Company, Mr. Schifsky was an independent consultant, providing SEC and Sarbanes Oxley consulting services to various mid-sized and large publicly held companies. From 2003 to 2004, he served as Director of Finance of Rockford Corporation, a publicly held consumer electronics company with global operations. Prior that time, Mr. Schifsky served as Chief Financial Officer of Service Resources, a private equity back business process outsourcing firm, providing facilities management and energy consulting services.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits
99.1	Press Release Announcing New Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2006	CLEAR CHOICE FINANCIAL, INC.

By: /s/ Chad Mooney
Chad Mooney
Chief Executive Officer